Life Re Corporation
                   Long-Term Incentive Plan

1. Purpose.

     The purpose of this Life Re Corporation Long-Term Incentive Plan (the "Plan") is (i) to recognize the efforts of senior executives in locating, evaluating and entering into long-term strategic initiatives and/or target marketing transactions that have a substantial, beneficial financial or strategic impact on the Company, but that may take a significant period of time to have such an impact, and (ii) to provide an incentive to senior executives to maximize the long-term performance of the Company through the successful completion of such strategic initiatives and target marketing transactions, and (iii) to attract and retain achievement oriented senior executives.

2. Definitions.

For purposes of the Plan, the following terms shall have the defined meanings as set forth below:

     "Board" shall mean the Board of Directors of the Company.

     "Bonus Pool" shall have the meaning set forth in Section 6 hereof.

     "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

     "Committee" shall mean the committee of the Board described in
Section 4 hereof.

     "Company" means Life Re Corporation, a corporation organized under the laws of the State of Delaware (or any successor corporation).

     "Disability" shall mean a physical or mental condition of a Participant resulting from a bodily injury, disease, or mental disorder which renders him or her incapable of continuing in the employment of the Company. Such Disability shall be determined by the Committee based upon appropriate medical advice and examination.

     "Participant" shall mean an officer of the Company who is awarded and holds Units under the Plan.

     "Performance Goal" shall mean the performance goal set by the Committee in accordance with Section 6 of the Plan.

     "Retirement" shall mean retirement from active employment with the Company on or after attainment of age 62, unless an earlier retirement is approved by the Committee.
     "Triggering Event" means the closing of a transaction described in a Performance Goal.

     "Unit" shall mean an interest in the Bonus Pool which shall entitle the holder to receive a portion of the Bonus Pool as determined in accordance with Section 8 hereof.

3. Effective Date.

     The Plan shall be effective on July 1, 1994, provided, however, that the effectiveness of this Plan is conditioned on its approval by an affirmative vote of the holders of Company stock represented at a meeting duly held in accordance with Delaware law within twelve (12) months after the date this Plan is adopted by the Board. All awards under this Plan shall be null and void if the Plan is not approved by such stockholders within such twelve-month period.

4. Administration.

     (a) The Plan shall be administered by the Compensation Committee ("Committee") of the Board of Directors of the Company, which shall consist solely of two or more directors each of whom is an outside director within the meaning of the applicable regulations under Section 162(m) of the Internal Revenue Code or any successor thereto. The members of the Committee shall be appointed by, and may be changed from time to time at the discretion of the Board of Directors of the Company.

     (b) The Committee shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret, and implement the Plan, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

     (c) The Committee shall maintain written minutes of its meetings, including minutes regarding the Performance Goals established by the Committee pursuant to Section 6 hereof, and any certification regarding the satisfaction of Performance Goals made pursuant to Section 7 hereof.

     (d) Solely for purposes of satisfying the shareholder approval requirement of Section 162(m) (4) (c) (ii), the Committee shall cause the material terms under which awards are to be paid to be disclosed to shareholders for approval by a majority of the vote in a separate shareholder vote before the payment of the award. In order to prevent the disclosure of confidential competitive information, such disclosure shall be limited to the disclosure of only those material terms necessary to satisfy the requirements of Section 162(m) of the Internal Revenue Code and the regulations thereunder.

     (e) All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.

     (f) No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

     (g) To the extent allowable under the proposed regulations under
Section 162(m), the Committee may, in its sole discretion, revise the amount payable under an award downward, if, in the business judgment of the Committee, it is in the best interests of the Company and its shareholders, and an unintended windfall, or inequitable payment will otherwise result.

5. Eligibility and Participation.

     The class of officers who are eligible to receive payments under the Plan shall consist of such members of the Office of the Chairman of the Company as the Committee shall in its sole discretion select. Participation in the Plan will be evidenced by the grant of Units, which will represent a proportionate interest in the Bonus Pool described in Section 6 hereof. The Committee annually shall determine the officers who shall receive Units under the Plan, and the number of Units to be awarded to each eligible officer.

6. Bonus Pool.

     Upon the occurrence of each Triggering Event, there shall be established a Bonus Pool under the Plan. The amount of each Bonus Pool, if any, shall equal the sum of:

     (a) 2% of the amount involved in connection with a transaction which meets the criteria set forth in Performance Goal A;

     (b) 2% of the amount involved in connection with the acquisition of a block of insurance in force which meets the criteria set forth in Performance Goal B; and

     (c) 5% of the amount involved in connection with a recognition of capital gains by the Company upon the sale of an investment which meets the criteria set forth in Performance Goal C.

     Performance Goal A shall be (i) any acquisition (which closes after the effective date of this Plan) by the Company and/or its subsidiaries with the advance approval of the Board of Directors of the Company, either acting alone or jointly with another entity or indirectly with or through another entity, whether or not such an entity is an affiliate, of (a) assets or (b) another entity in whole or in part, whether via an investment either in debt or in equity, with a value greater than or equal to $5 million, or (ii) the merger of the Company and/or its subsidiaries with another entity, whether or not the Company and/or its subsidiaries are the surviving entity.

     Performance Goal B shall be any acquisition (which closes after the effective date of this Plan) by the Company and/or its subsidiaries, either acting alone or jointly with another entity or indirectly with or through another entity, whether or not such an entity is an affiliate, of blocks of insurance in force where the Company and/or its subsidiaries provides a ceding allowance with a value greater than or equal to $5 million.

     Performance Goal C shall be any sale at a gain (which closes after the effective date of this Plan) by the Company and/or its subsidiaries, either acting alone or jointly with another entity or indirectly with or through another entity, whether or not such an entity is an affiliate, of an investment or investments held on the effective date of this Plan or hereafter acquired in accordance with any of the activities listed in Performance Goal A.

     The "amount involved" with respect to Performance Goal A shall be the total consideration provided by the Company and its subsidiaries in connection with an acquisition or merger meeting the criteria of Performance Goal A. With respect to a merger which meets the criteria of Performance Goal A, consideration shall mean the value of the stock of the Company and/or its subsidiaries involved in the transaction, plus any other consideration given by the Company and/or its subsidiaries. The "amount involved" with respect to Performance Goal B shall be the total ceding allowance paid or deemed to be paid by the Company and/or its subsidiaries. The "amount involved" with respect to Performance Goal C shall be the capital gain recognized on the sale of the investment acquired in accordance with Performance Goal A. For purposes of this Plan, the amount involved shall be calculated in accordance with generally accepted accounting principles, consistently applied, which shall be reviewed and approved by the Company's independent auditors.

7. Committee Certification.

     As soon as practicable after the occurrence of a Triggering Event, and prior to the payment of the value of any Unit, the Committee will certify in writing that the Performance Goals set forth in Section 6 and any other material terms within the meaning of the regulations under Code
Section 162(m) were in fact satisfied.

8. Valuation of Units.

     For purposes of this Plan, the value of a Unit shall be equal to the amount allocated to the Bonus Pool, multiplied by a fraction, the numerator of which is one and the denominator of which is the total number of Units which were granted with respect to such Bonus Pool.

9. Payment of Units.

     As soon as practicable after the Committee certification pursuant to
Section 7 hereof, the Company shall pay to each Participant, in cash, a lump sum equal to the value of his or her Units.

10. Termination of Employment.

     (a) If a Participant's employment with the Company terminates prior to payment for any reason other than (i) death; (ii) Disability; or (iii) Retirement, then the Participant shall not be entitled to any payment with respect to any Units granted.

     (b) If a Participant's employment is terminated due to (i) death;
(ii) Disability; or (iii) Retirement, then upon the occurrence of a Triggering Event within the twelve months following such death, Disability or Retirement, the Committee, in its sole discretion, may authorize payment to the estate of the Participant of all or any portion of the amount attributable to Units granted to the Participant.

11. Amendment of the Plan.

     The Board may from time to time alter, amend, suspend, or discontinue the Plan. However, no such amendment or modification shall adversely affect any Participant's rights with regard to outstanding Units.

12. Assignability.

     No Units granted under the Plan shall be pledged, assigned or transferred by any Participant except by a will or by the laws of descent and distribution. Any estate of any Participant receiving any Units under the Plan shall be subject to the terms and conditions of the Plan.

13. Tax Withholding.

     Under the Plan, payments made to Participants shall be made in cash. However, such payments shall be made net of any amounts necessary to satisfy federal, state and local withholding tax requirements, where required by law.

14. No Contract of Employment.

     Neither the action of the Company in establishing this Plan, nor any provisions hereof, nor any action taken by the Company, nor the Committee or Board pursuant to such provisions, shall be construed as giving to any employee or Participant the right to be retained in the employ of the Company.

15. No Right to Inspect Books and Records.

     Any calculation reviewed and approved by the Committee in connection with Section 6 hereof shall be conclusive and binding on the Company, the Participants or any other person ever effected thereby. Neither the Participants nor any other person shall have the right for any purpose to inquire into the manner in which the calculations made in accordance with
Section 6 were determined or examine the computations or working papers in connection therewith.

16. Other Provisions.

     The following miscellaneous terms and conditions are also in effect under the Plan:

     (a) Any expenses and liabilities incurred by the Board, the Committee or the Company in administering the Plan shall be paid by the Company.

     (b) Any benefits received or amounts paid to a Participant with respect to Units under the Plan shall have no effect on the level of benefits provided to or received by such Participant, or the Participant's estate or beneficiaries, as a part of any other employee benefit plan or similar arrangement provided by the Company, except as provided under the terms of such other employee benefit plan or similar arrangement.

     IN WITNESS WHEREOF, the Company has caused this plan to be executed this third day of November, 1994.

ATTEST                             LIFE RE CORPORATION



/s/ Tracy L. Rudolph               By:/s/ Rodney A. Hawes, Jr.
Tracy L. Rudolph                   Name: Rodney A. Hawes, Jr.
Associate Secretary                Title: Chairman and Chief
                                         Executive Officer